As filed with the Securities and Exchange Commission on August 9, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORRESTER RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2797789
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(617) 613-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Forrester Research, Inc. Amended and Restated Equity Incentive Plan

(Full title of plan)

Ryan Darrah, Esq.

Chief Legal Officer and Secretary

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

(617) 613-6000

(Name, address and telephone number, including area code, of agent for service)

copy to:

John R. Pitfield, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Forrester Research, Inc., a Delaware corporation (the “Company”), to register an additional 3,500,000 shares of its common stock, $0.01 par value per share (“Common Stock”), for issuance pursuant to the Forrester Research, Inc. Amended and Restated Equity Incentive Plan (the “Plan”). The Plan was described in the Company’s definitive Proxy Statement for its 2023 Annual Meeting of Stockholders held on May 9, 2023 and was approved by the Company’s stockholders at that meeting.

The 3,500,000 shares being registered hereby are in addition to the shares of Common Stock registered by the Company’s prior registration statements on Form S-8 filed on July 28, 2006 (File No. 333-136109), June 4, 2013 (File No. 333-189089) and on November 1, 2016 (File No. 333-214359) (collectively, the “Prior Registration Statements”).

This registration statement relates to securities of the same class as that to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”) regarding Registration of Additional Securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this registration statement to the extent not modified or superseded hereby or by a subsequently filed document that is incorporated by reference herein or therein. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement. The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Company filed with the Commission are hereby incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 10, 2023 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, filed on May 9, 2023, and June  30, 2023, filed on August 9, 2023;

(c) The Company’s Current Reports on Form 8-K filed on January  11, 2023, May  4, 2023 and May 15, 2023;

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2022; and

(e) The description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 10, 2023 under the Securities Exchange Act.

In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Forrester’s Restated Certificate of Incorporation provides that Forrester’s directors shall not be liable to Forrester or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation also provides that Forrester shall indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Forrester also maintains directors’ and officers’ liability insurance to insure its directors and certain officers against certain liabilities and expenses which arise out of or in connection with their capacities as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description	Incorporation by Reference			Filed Herewith
		Form	Location	Filing Date

4.1	Specimen certificate representing the Common Stock of Forrester Research, Inc.	S-1	4	11/5/96

4.2	Restated Certificate of Incorporation of Forrester Research, Inc.	S-1	3.1	11/5/96

4.3	Certificate of Amendment of Certificate of Incorporation of Forrester Research, Inc.	10-K	3.1	3/10/00

4.4	Certificate of Amendment of Certificate of Incorporation of Forrester Research, Inc.	8-K	3.1	5/25/17

4.5	Amended and Restated Bylaws of Forrester Research, Inc.	10-K	3.5	3/10/23

4.6	Description of Common Stock	10-K	4.2	3/13/20

5.1	Opinion of Choate, Hall & Stewart LLP				x

23.1	Consent of PricewaterhouseCoopers LLP				x

24.1	Power of Attorney (included in the signature page hereto)				x

99.1	Forrester Research Inc. Amended and Restated Equity Incentive Plan	8-K	10.1	5/15/23

107.1	Filing Fee Table				x

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales of the securities offered hereby are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on August 9, 2023.

FORRESTER RESEARCH, INC.

By:	/s/ George F. Colony
George F. Colony
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints George F. Colony, L. Christian Finn and Ryan Darrah, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements, amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Signature	Capacity In Which Signed	Date

/s/ George F. Colony George F. Colony	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 9, 2023

/s/ L. Christian Finn L. Christian Finn	Chief Financial Officer (Principal Financial Officer)	August 9, 2023

/s/ Scott R. Chouinard Scott R. Chouinard	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	August 9, 2023

/s/ David J. Boyce David J. Boyce	Member of the Board of Directors	August 9, 2023

/s/ Neil Bradford Neil Bradford	Member of the Board of Directors	August 9, 2023

/s/ Anthony J. Friscia Anthony J. Friscia	Member of the Board of Directors	August 9, 2023

/s/ Robert M. Galford Robert M. Galford	Member of the Board of Directors	August 9, 2023

/s/ Warren Romine Warren Romine	Member of the Board of Directors	August 9, 2023

/s/ Gretchen Teichgraeber Gretchen Teichgraeber	Member of the Board of Directors	August 9, 2023

/s/ Yvonne Wassenaar Yvonne Wassenaar	Member of the Board of Directors	August 9, 2023